UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2011

NCI, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51579	20-3211574
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11730 Plaza America Drive, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 707-6900

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 24, 2011, NCI Information Systems, Inc. (“NCIIS”), a wholly owned subsidiary of NCI, Inc. (“NCI”) entered into a securities purchase agreement (the “Purchase Agreement”) whereby NCIIS agreed to purchase (the “Acquisition”) from Computer Services Corporation and DynCorp (together, the “Sellers”) all of the outstanding capital stock of AdvancedMed Corporation (“AdvanceMed”). AdvanceMed is a premier provider of healthcare program integrity services focused on the detection and prevention of fraud, waste, and abuse in healthcare programs. AdvanceMed provides investigative services to Centers for Medicare and Medicaid Services (CMS). Serving CMS since 1999, AdvanceMed has grown rapidly demonstrating the value and return on investment of integrity program activities. AdvanceMed is one of the largest and well-established healthcare integrity program contractors focused on the federal government market.

Under the terms of the Purchase Agreement, NCIIS will acquire AdvanceMed for $62 million in cash, subject to a two-way adjustment based upon whether the working capital of AdvanceMed at the closing of the Acquisition is ultimately determined to have been above or below the target working capital as determined pursuant to the Purchase Agreement. Each of the parties to the Purchase Agreement has made customary representations and warranties and agreed to certain indemnification obligations. The Purchase Agreement also contemplates a five year non-competition agreement to be entered into by each of the Sellers. NCIIS intends to finance the Acquisition through cash on hand and borrowing’s under NCI’s existing credit facility. The parties expect to close the Acquisition as soon as practicable after satisfaction of all the conditions to closing contained in the Purchase Agreement, including the expiration or termination without the objection of any of the relevant governmental authorities of all applicable waiting periods (and any extensions thereof), which is expected to occur on or before April 2, 2011.

A copy of the press release, dated February 25, 2011, announcing the signing of the Purchase Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	NCI’s press release dated February 25, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCI, Inc.

Date: February 25, 2011

By: /s/ Michele R. Cappello
Michele R. Cappello
Senior Vice President, General Counsel, and Secretary